Exhibit 10.3

PROMISSORY NOTE
(Revolving Loan)

$1,000,000.00	Dated effective as of August 30, 2019
Final Maturity: August 30, 2024

On or before August 30, 2024 (“Final Maturity”), INDCO, INC., a Tennessee corporation ("Borrower”), promises to pay to the order of FIRST MERCHANTS BANK, an Indiana state chartered bank, f/k/a First Merchants Bank, National Association (the “Bank”) at the offices of the Bank at 10333 North Meridian Street, Suite 350, Indianapolis, Indiana 46290, the principal sum of One Million and No/100 Dollars ($1,000,000.00) or so much of the principal amount of the Revolving Loan represented by this Note as may be disbursed by the Bank under the terms of the Credit Agreement described below, and to pay interest on the unpaid principal balance outstanding from time to time as provided in the Credit Agreement (as hereinafter defined).

This Note evidences indebtedness under a revolving line of credit loan (“Revolving Loan”) incurred or to be incurred by the Borrower under a revolving line of credit extended to the Borrower by the Bank under a certain Credit Agreement dated as of February 29, 2016, as amended by a certain Amendment No. 1 to Credit Agreement of even date herewith, as the same may be further amended from time to time (the "Credit Agreement").  All references in this Note to the Credit Agreement shall be construed as references to that Credit Agreement as it has been or may be amended from time to time.  The Revolving Loan is referred to in the Credit Agreement as the “Revolving Loan.”  Subject to the terms and conditions of the Credit Agreement, the proceeds of the Revolving Loan may be advanced and repaid and re‑advanced until Final Maturity. The principal amount of the Revolving Loan outstanding from time to time shall be determined by reference to the books and records of the Bank on which all advances under the Revolving Loan and all payments by the Maker on account of the Revolving Loan shall be recorded.  Such books and records shall be rebuttably presumptive evidence of the principal amount of the Revolving Loan owing and unpaid.

Upon the occurrence of an Event of Default and during the continuation thereof, and after maturity, including maturity upon acceleration, Bank, at its option, may, if permitted under applicable law, do one or both of the following: (i) increase the interest rate under this Note to the rate that is two percent (2%) above the rate that would otherwise be payable hereunder, and (ii) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate).  The interest rate under this Note will not exceed the maximum rate permitted by applicable law under any circumstances.

The entire outstanding principal balance of this Note shall be due and payable, together with accrued interest, at Final Maturity.  Reference is made to the Credit Agreement for the maximum available principal amount available to Borrower under this Note and for provisions requiring prepayment of principal under certain circumstances.  Principal may be prepaid, but only as provided in the Credit Agreement.

If any installment of interest due under the terms of this Note is not paid when due (subject to any applicable grace periods), then the Bank or any subsequent holder of this Note may, subject to the terms of the Credit Agreement, at its option and without notice, declare the entire principal amount of the Note and all accrued interest immediately due and payable.  Reference is made to the Credit Agreement which provides for acceleration of the maturity of this Note upon the happening of other "Events of Default" as defined therein.

The Borrower and any endorsers severally waive demand, presentment for payment and notice of nonpayment of this Note, and each of them consents to any extensions of the time of payment of this Note without notice.

All amounts payable under the terms of this Note shall be payable with actual expenses of collection, including reasonable attorneys' fees, and without offset or other reduction and without relief from valuation and appraisement laws.

The Borrower agrees that the Bank may provide any information the Bank may have about the Borrower or about any matter relating to this Note to any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note as deemed necessary by Bank.  The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participation in all or any part of its rights or obligations in this Note to one or more purchasers whether or not related to the Bank to the extent permitted by the Credit Agreement.

This Note is made under and will be governed in all cases by the substantive laws of the State of Indiana, notwithstanding the fact that Indiana conflicts of law rules might otherwise require the substantive rules of law of another jurisdiction to apply.

MAKER AND BANK BY ITS ACCEPTANCE HEREOF HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE, THE CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  MAKER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

This Note constitutes a renewal and restatement of, and replacement and substitution for a certain Promissory Note  (Revolving Loan) executed by the Borrower and payable to the Lender dated effective as of February 29, 2016, as amended, in the original maximum principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Prior Note”).  The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Lender against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

KD_10377987.2.docx

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[SIGNATURE PAGE – PROMISSORY NOTE (REVOLVING LOAN)]

INDCO, INC.,
a Tennessee corporation

By:	/s/ C. Mark Hennis
C. Mark Hennis, President

STATE OF INDIANA	)
)  SS:
COUNTY OF ______________	)

Before me, a Notary Public in and for said County and State, personally appeared C. Mark Hennis, the President of Indco, Inc., a Tennessee corporation, who, having been duly sworn, acknowledged the execution of the foregoing instrument for and on behalf of such entity as such officer or other representative.

WITNESS my hand and Notarial Seal this ___day of August, 2019

/s/ Kristina B. Wilberding
Notary Public

/s/ Kristina B. Wilberding
Notary Public (Printed)

My Commission Expires:	My County of Residence: